Putnam High Income Securities Fund, as of August 31, 2009, annual shareholder report

Shareholder meeting results (unaudited)

January 29, 2009 annual meeting
At the meeting, each of the nominees for Trustees was elected, as follows:
      				Votes for	Votes withheld

Jameson A. Baxter 		14,741,056 	896,514
Charles B. Curtis 		14,747,918 	889,652
Robert J. Darretta 		14,734,268 	903,302
Myra R. Drucker 		14,748,897 	888,673
Charles E. Haldeman, Jr. 	14,726,334 	911,236
John A. Hill 			14,769,478 	868,092
Paul L. Joskow 			14,736,524 	901,046
Elizabeth T. Kennan 		14,735,725 	901,845
Kenneth R. Leibler 		14,738,729 	898,841
Robert E. Patterson 		14,739,510 	898,060
George Putnam, III 		14,724,523 	913,047
Robert L. Reynolds 		14,668,033 	969,537
Richard B. Worley 		14,731,376 	906,194

A proposal to approve converting your fund to an open end investment company was defeated as follows:

Votes for 		Votes against 	Abstentions 	Broker non votes
717,360 		6,415,193 		218,642 	8,286,375

All tabulations are rounded to the nearest whole number.